UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2026

STIFEL FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-09305	43-1273600
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 N. Broadway, St. Louis, Missouri 63102-2188

(Address of principal executive offices and zip code)

(314) 342-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.15 par value per share	SF	New York Stock Exchange
Depository Shares, each representing 1/1,000th interest in a share of 6.25% Non-Cumulative Preferred Stock, Series B	SF-PB	New York Stock Exchange
Depository Shares, each representing 1/1,000th interest in a share of 6.125% Non-Cumulative Preferred Stock, Series C	SF-PC	New York Stock Exchange
Depository Shares, each representing 1/1,000th interest in a share of 4.50% Non-Cumulative Preferred Stock, Series D	SF-PD	New York Stock Exchange
5.20% Senior Notes due 2047	SFB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 4, 2026, Stifel Financial Corp. (“Stifel”) entered into the Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with respect to its existing unsecured Credit Agreement, dated September 27, 2023, (the “Credit Agreement”), among Stifel and Stifel Nicolaus & Company, Incorporated (“Stifel Nicolaus”, and together with Stifel, the “Borrowers”) and a syndicate of lenders led by Bank of America, N.A., as administrative agent. Concurrently with, and conditional upon, the effectiveness of the Amended and Restated Credit Agreement, all of the commitments under the Borrowers existing Credit Agreement were terminated.

The Amended and Restated Credit Agreement has a maturity date of February 4, 2031, and provides for a committed unsecured revolving borrowing facility for maximum aggregate borrowings of up to $1.0 billion depending on the amount of outstanding borrowings of the Borrowers from time to time during the duration of the Amended and Restated Credit Agreement. The interest rates on borrowings under the Amended and Restated Credit Agreement are variable and are based on the Secured Overnight Financing Rate.

The Borrowers can draw upon this facility as long as certain restrictive covenants are maintained. Under the Amended and Restated Credit Agreement, the Borrowers are required to maintain compliance with a minimum consolidated tangible net worth covenant, as defined, and a maximum consolidated total capitalization ratio covenant, as defined. In addition, Stifel Nicolaus is required to maintain compliance with a minimum regulatory excess net capital percentage covenant, as defined, and Stifel’s bank subsidiaries are required to maintain their status as well-capitalized, as defined.

Upon the occurrence and during the continuation of an event of default, the Company’s obligations under the Amended and Restated Credit Agreement may be accelerated and the lending commitments thereunder terminated. The Amended and Restated Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, change of control, and judgment defaults.

The Borrowers are required to use the proceeds from the Amended and Restated Credit Agreement for working capital, short-term operating needs and general corporate purposes.

The foregoing summary of the Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following are filed as exhibits to this report.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of February 4, 2026, among Stifel Financial Corp. and Stifel Nicolaus & Company, Incorporated, the Lenders party thereto, and Bank of America, N.A., as the Administrative Agent. *

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain exhibits and schedules have been omitted. The registrant hereby agrees to furnish a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STIFEL FINANCIAL CORP. (Registrant)

Date: February 4, 2026	By:	/s/ James M. Marischen
	Name:	James M. Marischen
	Title:	Chief Financial Officer

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